TRUSTCO	Exhibit 99 (a)
Bank Corp NY	News Release
5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE

TrustCo Announces First Quarter Profits

Glenville, New York – April 21, 2009

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced net income for the first quarter of 2009 of $6.3 million, equal to diluted earnings per share of $0.083, as compared to net income of $7.1 million and diluted earnings per share of $0.094 for the immediately preceding quarter.  Return on average equity and return on average assets were 10.87% and 0.75%, respectively, for the first quarter of 2009, compared to 12.09% and 0.82% for the fourth quarter of 2008.  Making the earnings announcement was Robert J. McCormick, Chairman, President and Chief Executive Officer.  Mr. McCormick noted, “The financial and economic problems that hurt many financial institutions in 2007 and 2008 have continued thus far in 2009.  While these conditions have had an impact on virtually all financial institutions, as well as most other businesses, TrustCo’s long-term focus on traditional lending criteria and conservative balance sheet management has helped it avoid most aspects of these problems.  This has enabled us to maintain an extremely strong balance sheet and continued profitability.”

In the first quarter of 2008, net income was $9.4 million and earnings per share were $0.125. This resulted in return on average equity and return on average assets of 16.48% and 1.13%, respectively, for the first quarter of 2008.

TrustCo continued to report strong growth in loans on a year-over-year basis.  For the quarter ended March 31, 2009, average loans were up $220.2 million or 11.3% compared to the same period in 2008.  During the first quarter of 2009, TrustCo opened two offices to bring the total to 126.  Seventeen offices were opened during 2008.  Current plans call for the major expansion program to be completed in 2009 with new branches planned in the markets currently served.  Mr. McCormick noted that, “We are pleased with the results of our expansion program but are mindful that achieving our goals will take time and continued hard work.”

The Company’s net interest margin was 2.96% for the first quarter of 2009, compared to 3.07% in the first quarter of 2008 and equal to the 2.96% margin recorded for the fourth quarter of 2008.  Net income was also impacted by a loan loss provision of $2.0 million for the first quarter of 2009, compared to a provision of $300 thousand in the first quarter of 2008 and a provision of $2.2 million for the fourth quarter of 2008.  The Company also recorded an expense increase of approximately $1.0 million in the first quarter of 2009 as compared to the first quarter of 2008 for insurance costs, due primarily to the recently imposed increase in the FDIC insurance premium.

Nonperforming loans continued to increase in the first quarter of 2009, but remain at very manageable levels and reserve coverage of gross loans and net charge-offs remains strong.  At March 31, 2009, nonperforming loans were equal to 1.95% of total loans, while the allowance for loan losses was 0.9 times nonperforming loans.  Reserves were equal to 1.66% to total loans at March 31, 2009 and covered annualized first quarter net charge-offs by 4.1 times.

TrustCo Bank Corp is a $3.5 billion bank holding company and through its subsidiary, Trustco Bank, operates 126 offices in New York, New Jersey, Vermont, Massachusetts, and Florida.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

TRUSTCO BANK CORP NY
GLENVILLE, NY

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	03/31/09		12/31/08	03/31/08
Summary of operations
Net interest income (TE)	$25,008		24,886	25,149
Provision for loan losses	2,000		2,200	300
Net securities transactions	111		11	(366)
Unrealized trading (loss) gain	(308)		384	717
Noninterest income	5,542		4,773	4,190
Noninterest expense	18,481		17,157	14,564
Net income	6,349		7,147	9,427

Per common share
Net income per share:
- Basic	$0.083		0.094	0.125
- Diluted	0.083		0.094	0.125
Cash dividends	0.110		0.110	0.110
Tangible Book value at period end	3.11		3.10	3.21
Market price at period end	6.02		9.51	8.89

At period end
Full time equivalent employees	765		756	680
Full service banking offices	126		124	111

Performance ratios
Return on average assets	0.75%		0.82	1.13
Return on average equity (1)	10.87		12.09	16.48
Efficiency (2)	61.87		56.45	49.01
Net interest spread (TE)	2.70		2.67	2.68
Net interest margin (TE)	2.96		2.96	3.07
Dividend payout ratio	132.05		117.10	88.13

Capital ratios at period end (3)
Total equity to assets	6.81%		6.77	6.88
Tier 1 risk adjusted capital	12.37		12.40	13.32
Total risk adjusted capital	13.63		13.66	14.58

Asset quality analysis at period end
Nonperforming loans to total loans	1.95%		1.57	0.89
Nonperforming assets to total assets	1.33		1.02	0.55
Allowance for loan losses to total loans	1.66		1.67	1.77
Coverage ratio (4)	0.9	X	1.1	2.0

(1)	Average equity excludes the effect of accumulated other comprehensive income.
(2)
Calculated as noninterest expense (excluding ORE income/expense, specialized consulting and any one-time charges) divided by taxable equivalent net interest income plus noninterest income (excluding net securities transactions, unrealized trading gains and losses and one-time income items).

(3)	Capital ratios exclude the effect of accumulated other comprehensive income.
(4)	Calculated as allowance for loan losses divided by total nonperforming loans.
TE = Taxable equivalent.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)

	03/31/09	12/31/08	03/31/08

ASSETS

Loans, net	$2,136,291	2,127,189	1,924,828
Trading securities	16,082	116,326	422,925
Securities available for sale	400,769	676,002	489,605
Held to maturity securities	634,700	264,689	15,000
Federal funds sold and other short-term investments	166,415	207,680	409,411

Total earning assets	3,354,257	3,391,886	3,261,769

Cash and due from banks	37,838	41,924	51,662
Bank premises and equipment	36,743	35,156	30,219
Other assets	48,192	37,847	54,128

Total assets	$3,477,030	3,506,813	3,397,778

LIABILITIES
Deposits:
Demand	$279,440	249,887	263,415
Interest-bearing checking	338,709	331,144	285,645
Savings	632,001	609,444	613,484
Money market	305,055	285,829	331,790
Certificates of deposit (in denominations of $100,000 or more)	427,121	455,062	400,724
Other time deposits	1,116,792	1,204,905	1,143,071

Total deposits	3,099,118	3,136,271	3,038,129

Short-term borrowings	83,247	109,592	91,898
Long-term debt	-	-	21
Due to broker	34,368	-	-
Other liabilities	22,760	24,926	24,737

Total liabilities	3,239,493	3,270,789	3,154,785

SHAREHOLDERS' EQUITY	237,537	236,024	242,993

Total liabilities and shareholders' equity	$3,477,030	3,506,813	3,397,778

Number of common shares outstanding, in thousands	76,218	76,084	75,527

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	03/31/09	12/31/08	03/31/08

Interest income
Loans	$31,191	31,322	30,784
Investment securities	7,357	9,414	11,554
Federal funds sold and other short term investments	518	754	2,981

Total interest income	39,066	41,490	45,319

Interest expense
Deposits	14,143	16,733	20,345
Borrowings	465	464	576

Total interest expense	14,608	17,197	20,921

Net interest income	24,458	24,293	24,398

Provision for loan losses	2,000	2,200	300

Net interest income after provision for loan losses	22,458	22,093	24,098

Net securities transactions	111	11	(366)
Unrealized trading (loss) gain	(308)	384	717
Noninterest income	5,542	4,773	4,190
Noninterest expense	18,481	17,157	14,564

Income before income taxes	9,322	10,104	14,075
Income tax expense	2,973	2,957	4,648

Net income	$6,349	7,147	9,427

Net income per share:
- Basic	$0.083	0.094	0.125
- Diluted	$0.083	0.094	0.125

Avg equivalent shares outstanding, in thousands:
- Basic	76,197	76,056	75,507
- Diluted	76,197	76,158	75,517